Exhibit 10.11 Summary of 2005 Compensation for Non-employee Directors

For 2005, the board of directors has approved the following annual compensation to directors who are not employees:

Cash compensation

•	Retainer of $3,750 per month

•	$1,600 for each board meeting attended (or $1,600 per day for multi-day meetings)

•	$1,600 for each committee or other meeting attended if not held on the same day as a board meeting

•	$2,000 to the committee chairpersons for each committee meeting attended as compensation for the chairperson’s preparation time

•	Reimbursement for customary and usual travel expenses

Stock compensation

•	1,500 shares of Lilly stock in a deferred stock account in the Lilly Directors’ Deferral Plan, payable after service on the board has ended.

Lilly Directors’ Deferral Plan

This plan allows directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in either of two accounts:

•	Deferred Compensation Account. Funds in this account earn interest each year at an annual rate of 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding.

•	Deferred Share Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of shares to each director noted above is credited to this account. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board or dies.

Both accounts may be paid in a lump sum or in annual installments for up to 10 years. The deferred compensation account may also be paid in monthly installments for up to 10 years. Amounts in the deferred share account are paid in the form of shares of Lilly stock.

Insurance

The company provides $250,000 of accidental death and dismemberment insurance to each non-employee director.